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                                                       Exhibit 99.CODE of ETHICS


                            ONE GROUP(R) MUTUAL FUNDS
                          ONE GROUP(R) INVESTMENT TRUST

                               CODE OF ETHICS FOR
                             PRESIDENT AND TREASURER

     This Code of Ethics applies to the President and Treasurer ("Senior Financial Officers") of One Group Mutual Funds and One Group Investment Trust (collectively, the "Trust"). Its purpose is to promote honest and ethical conduct and compliance with all applicable laws, rules and regulations, particularly as related to the maintenance of the Trust's financial records and the preparation of financial statements filed with the Securities and Exchange Commission.

1. Each Senior Financial Officer shall carry out his or her responsibilities honestly and with integrity, maintaining and promoting high standards of ethical conduct, while exercising at all times his or her independent judgement.

2. Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Trust with the Securities and Exchange Commission and in other public communications made by the Trust. Accordingly, it is the responsibility of each Senior Financial Officer promptly to bring to the attention of the Chief Legal Officer any material information of which he or she may become aware that affects the disclosures made by the Trust in its public filings or otherwise assist the appropriate personnel in fulfilling their responsibilities as specified in the Trust's policies related to financial reporting and disclosure, and internal controls.

3. Each Senior Financial Officer must at all times seek to provide information to the Trust's service providers (e.g., investment adviser, administrator, outside auditor, independent counsel, and custodian) that is accurate, complete, objective, relevant, timely and understandable.

4. Each Senior Financial Officer shall promptly bring to the attention of the Chief Legal Officer any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Trust's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves personnel who have a significant role in the Trust's financial reporting, disclosures or internal controls.

5. Each Senior Financial Officer shall promptly bring to the attention of the Chief Legal Officer any information he or she may have concerning any actual or apparent conflicts of interest between personal and professional relationships, involving the Senior Financial Officers or other personnel who have a significant role in the Trust's financial reporting, disclosures or internal controls.


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6.   Each Senior Financial Officer must comply with the securities or other laws, rules or regulations applicable to the Trust and the operation of its business. Each Senior Financial Officer shall promptly bring to the attention of the Chief Legal Officer any information concerning evidence of a material violation of an applicable United States federal or state securities laws or a material breach of fiduciary duty arising under United States or state law, or a similar material violation of any United States or state law by the Trust (or any officer, director, employee, or agent of the Trust ("Material Violation").

7. Each Senior Financial Officer must at all times act in good faith and with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be subordinated. Each Senior Financial Officer must conduct the affairs of the Trust in a responsible manner, consistent with this Code of Ethics. Each Senior Financial Officer shall promptly report to the Chief Legal Officer any violation or suspected violation of this Code.

8. Each Senior Financial Officer must respect and protect the confidentiality of information acquired in the course of his or her professional duties, except when authorized by the Trust to disclose such information or where such disclosure is otherwise legally mandated. Each Senior Financial Officer may not use confidential information acquired in the course of their work for personal advantage.

9. The Trust's Chief Legal Officer and Qualified Legal Compliance Committee (the "QLCC") shall interpret and apply this Code of Ethics. The Chief Legal Officer shall investigate all reports made under this Code of Ethics and determine what, if any, actions are appropriate. The Chief Legal Officer shall report all reports made under this Code of Ethics to the QLCC on a quarterly basis that are not required to be promptly reported to the QLCC pursuant to the next sentence. In addition, following appropriate investigation and analysis by the Chief Legal Officer, the Chief Legal Officer shall promptly report the following to the QLCC: (a) any violations of this Code of Ethics or (b) any Material Violations. Requests for legal advice from a Senior Financial Officer to the Chief Legal Officer shall not be considered a report under this Code of Ethics unless the Senior Financial Officer has indicated to the Chief Legal Officer that he is making a report under this Code of Ethics. The reporting obligation of the Chief Legal Officer under this Code of Ethics is independent of any separate reporting obligation that the Chief Legal Officer may have under the Procedures of the QLCC.

     The QLCC shall make such investigations and take such other actions in accordance with the Procedures of the QLCC. If, in accordance with the Procedures of the QLCC, the QLCC concurs that a material Code of Ethics violation has occurred, it will inform and make a recommendation to the Trust's Board of Trustees, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Trust's investment adviser, principal underwriter, administrator, transfer agent, custodian or


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     accountant or their boards; or removal of the applicable Senior Financial
     Officer as an Officer of the Trust.


As adopted: November 13, 2003
















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